Concur Reports Results for Fiscal 2014 Third Quarter

Q3 non-GAAP revenue and non-GAAP EPS exceed guidance

Company reports Q3 non-GAAP revenue growth of 28%

BELLEVUE, Wash., Aug. 4, 2014 /PRNewswire/ -- Concur (Nasdaq: CNQR) today reported financial results for its third quarter ended June 30, 2014.

Concur reported total GAAP revenue for the third quarter of fiscal 2014 of $178.4 million. Excluding revenue from businesses that the company divested or intends to divest, non-GAAP revenue for the third quarter of 2014 was $177.0 million, up 28% from the year-ago quarter and up 6% from the prior quarter. GAAP net results attributable to Concur for the third quarter of fiscal 2014 were breakeven, or $(0.00) per share. Fiscal 2014 third quarter non-GAAP pretax income was $14.6 million, or $0.25 per share.

"We are participating in a major shift in the way companies manage their spending, and nowhere is that more evident than in the corporate travel industry. Our corporate customers and their travelers are embracing the vision of an open travel ecosystem, and an increasing number of suppliers, TMCs, and developers are looking to Concur's cloud platform to enable a new way to do business," said Steve Singh, Chairman and CEO of Concur. "In the past few months alone, United Airlines announced its support for TripLink; Starwood and IHG went live connecting their customers to TripLink; a new generation of suppliers serving the business traveler – including Uber and Airbnb –announced integrations with the Concur platform; and nine new TMCs became preferred partners in support of Concur's vision. All of this activity is adding to the foundation for Concur's long term strategic vision, and building new financial leverage on top of our historically strong core Travel & Expense automation solutions. In fact, driven almost entirely by the continued strength of Concur's core T&E products, in the third quarter on a non-GAAP basis, we exceeded expectations for revenue, earnings, cash flow from operations and free cash flow. We are focused on delivering increasing value for our customers by growing the reach of our platform and partnerships, expanding our vision deeper into the travel and expense ecosystem and extending our presence globally in new and current markets."

Financial Highlights

  Total GAAP revenue was $178.4 million in the third quarter of fiscal 2014, including $1.4 million in revenue from businesses the company has divested or intends to divest. Excluding the $1.4 million, non-GAAP revenue was $177.0 million for the third quarter of fiscal 2014, an increase of approximately 28% compared to the year-ago quarter and up 6% sequentially.
  GAAP pretax loss was $1.9 million for the third quarter of fiscal 2014, compared to GAAP pretax income of $6.8 million for the year-ago quarter. GAAP net profit/loss attributable to Concur was breakeven, or $0.00 per share, for the third quarter of fiscal 2014, compared to GAAP net income attributable to Concur of $2.8 million, or $0.05 per share, for the year-ago quarter.
  Non-GAAP pretax income was $14.6 million, or $0.25 per share, for the third quarter of fiscal 2014, compared to $22.4 million, or $0.39 per share, for the year-ago quarter. Please refer to "About Concur's Non-GAAP Financial Measures" below for an explanation of our non-GAAP financial measures used in this press release.
  Non-GAAP operating margin was 9.9% for the third quarter of fiscal 2014, compared to 17.6% for the year-ago quarter.
  GAAP cash flows from operations were $25.5 million for the third quarter of fiscal 2014.

Business Highlights

Concur is the leading provider of spend management solutions and services in the world, helping companies of all sizes transform the way they manage spend so they can focus on what matters most. Concur's solutions for corporate travel, expenses and invoicing enable companies to reimagine the way core processes work, deliver an effortless experience to employees in the office and on the road, and provide unprecedented transparency and visibility into spending activity. Concur's open platform includes a community of hundreds of developers and third-party service providers, whose services integrate seamlessly to extend the functionality of the platform.

Some of the highlights from the third quarter of fiscal 2014 included:

  Rapidly expanding customer base: Concur continued to extend its leadership position in spend management solutions and services with the addition of more than one thousand new customers in the third quarter. The Company experienced strong demand across all its markets, including its core enterprise customer segment, the SMB market, and emerging international markets as businesses of all sizes look to capitalize on the benefits of an integrated travel and expense management solution.
  Concur Platform Momentum: Concur's platform approach to expense management helps capture spend wherever it happens.  Customers and partners continue to embrace this model to help businesses gain total visibility into spend. In the third quarter, the Concur Platform continued to build momentum with a new generation of supplier partnerships, new product releases, and additional support from Preferred TMC partners.
    Supplier partnerships: Travel suppliers continue to meet the evolving needs of their customers by signing on as TripLink partners. Airlines, hotels, car rental providers and many other companies are focused on building 1-to-1 relationships with corporate travelers while maintaining the full support of the corporate travel manager.  TripLink enables that connection. In the past few months, United Airlines became the first airline to sign on as a TripLink partner, and Starwood Hotels and IHG went live with their TripLink connections.
    AirBnB – In order to accommodate the increasing number of business travelers seeking cost-effective non-traditional accommodations, later this year, Airbnb will release an integration through Concur TripLink, enabling employers to gain full visibility into each booking.
    Uber – Uber's integration with the Concur platform now provides a connected and effortless experience for all Concur business travelers that use Uber. These travelers can request, ride, pay, and automatically expense – all from their mobile phone. The integration between Uber and the Concur platform enhances and expands customer visibility into ground transportation spend.
    Addison Lee – Concur travelers will now be able to book taxis from premium UK minicab company Addison Lee through the Concur Travel platform and automatically link an e-receipt to their expense report. Addison Lee's 17,000 corporate account clients can now link to the Concur profiles to seamlessly book ground transportation and easily manage receipts.
    New TripLink features: At the recent GBTA annual conference, Concur announced Price-to-Beat and Travel Points. These new features for Concur TripLink enable businesses of all sizes and TMCs to apply their own gamification strategies to their travel and expense programs, incenting travel booking behavior that fits within their travel and expense policies and helping companies achieve cost-effective travel management. Price-to-Beat provides configurable price targets that are derived from predictive analytics applied to one of the largest travel and expense datasets in the industry to help travelers understand what they should expect to spend on airfare and hotels. Travel Points enables organizations to award points to travelers as an incentive for selecting cost-effective options below the Price-to-Beat. When employees book travel below the Price-to-Beat, they earn Travel Points, which can be redeemed for future travel and used to foster individual and team competition based around saving the company money.
    TMC support: Every quarter, more TMCs are partnering with Concur around the TripLink offering to provide a holistic view of travel and spend and to deliver the best customer experience.  There are now 18 Preferred TMC Partners who are delivering a superior service to their corporate clients by leveraging the full range of TMC-facing and traveler-facing solutions from Concur.  Frosch Travel, Adtrav and Hurley Travel Experts are three of the most recent additions who have joined the growing number of TMCs building integrations to ensure full visibility into TripLink itineraries.
    App Center momentum:  Concur's clients are enjoying increasing benefits by activating solutions from the Concur App Center, connecting them to innovative products that leverage their Concur investment to build even greater efficiency in their business.  More than 20 new apps have been added to the App Center since the end of the second quarter.
  IBM agreement: Concur announced a strategic alliance with IBM to jointly market Concur's solutions to global enterprises.  Under the terms of the agreement, IBM will actively promote Concur's cloud-based expense management solutions to its existing IBM Global Expense Reporting Solutions (GERS) clients.
  Continued strong progress on Government deployments: The Company continues to implement its travel and expense management services to U.S. government agencies under the U.S. General Services Administration (GSA) E-Gov Travel Services 2 (ETS2) award, with half of Concur's federal agency customers live and in production.  Concur continues to add new agency customers, and every quarter more government employees are gaining access to Concur's solutions for managing online bookings, travel authorizations and voucher processing.

  Mobile Momentum
    ExpenseIt user base growing rapidly: ExpenseIt® is changing the way people capture receipts and file expenses, and the impact is illustrated by rapid user adoption.  In the third quarter, the number of users more than doubled while the number of receipts processed more than tripled.
    Amazon Fire Support: Concur announced the availability of Concur Mobile on the Amazon Appstore, accessible to all Amazon Fire Phone users. Fire Phone enables Concur users to seamlessly access their workspace and resources even when on the go.
    Google Glass – TripIt was selected to bring its all-in-one travel organizer to Google Glass.  Tripit on Glass provides a new way for travelers to access all their travel plans on Glass and get timely trip information at eye level when faced with gate changes, flight delays and cancellations.
  Perfect Trip Fund influence continues to grow: Concur remains focused on helping the next generation of emerging companies succeed by providing funding, relationships and strategic counseling through the $150 million Perfect Trip Fund. Concur recently completed a new investment in Table8.  The Company also is fulfilling its vision of helping portfolio companies deliver value to our customers and the travel ecosystem, as evidenced by the recent integration of Trover content into Tripit and Visage's launch of International Travel Roaming Alerts with TMC partners including Gant Travel. Perfect Trip Fund companies also experienced significant milestones in the quarter with other companies in the travel industry, including Room77's licensing agreement with Google and buuteeq's sale to Priceline.
  Concur sponsors PGA golfer Jason Day: Concur was proud to introduce PGA TOUR professional, Jason Day, as an ambassador for Concur. Jason perfectly represents the core values of Concur: a strong drive to win, poise, character and commitment to family and community. The sponsorship will promote the Concur brand name as well as explore different partner and community engagement opportunities with Day.
  Largest Fusion in history:  Concur Fusion, the Company's premier annual customer event, was held in May in New Orleans.  The 2014 Fusion conference was the largest Concur event to date with over 2,000 customers and partners in attendance at the four-day event. Standing apart from any other software event or travel show, Fusion uniquely brings together the largest number of corporate customers who are focused on the entire spend management process from discovering and booking travel through expense and invoice processing and reimbursement.

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors. Please also refer to "About Concur's Non-GAAP Financial Measures" below for an explanation of our non-GAAP financial measures and a reconciliation of those measures to GAAP equivalents.

  Concur expects non-GAAP revenue for the fourth quarter of fiscal 2014 to grow approximately 21% year-over-year from the fourth quarter of fiscal 2013. For the fourth quarter of fiscal 2014, Concur expects non-GAAP pretax income per share to be $0.32. Non-GAAP revenue and pretax income exclude the effects of businesses the company has divested or intends to divest and non-cash related items such as stock-based compensation expenses, amortization of intangible assets, and the accretion of the discount on our convertible senior notes.  It also excludes the non-cash accounting implications and cash fees and expenses of acquisitions and other related strategic activity in which the Company may deploy capital.
  Concur expects fiscal 2014 non-GAAP revenue to grow approximately 27% year-over-year from fiscal 2013.
  Concur expects fiscal 2014 non-GAAP pretax income per share to be at least $0.93.
  Concur expects fiscal 2014 non-GAAP operating margin to be approximately 10%.
  Concur expects cash flows from operations in fiscal 2014 to be at least $85 million, excluding excess tax benefits from share based compensation, acquisition and other related costs, and noncontrolling interest. The Company expects capital expenditures to be approximately 8% of fiscal 2014 revenue.

All company or product names are trademarks and/or registered trademarks of their respective owners.

This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh, are based on Concur's current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential difficulties in connection with recent business and asset acquisitions, including achievement of the anticipated benefits of these acquisitions or the broader integration of such businesses with Concur; adverse economic or market conditions, which may cause customers and prospects to delay or reduce purchases of our products and services, cause customers to reduce business travel and correspondingly reduce the use of our products and services, reduce the ability of customers, channel partners, vendors and suppliers to fulfill their obligations to us, increase volatility of our stock price and foreign exchange rates, and otherwise adversely affect our operations and financial performance; potential delays in market adoption and penetration of our subscription service offerings; potential difficulties associated with our deployment and support of our products and services; our ability to manage expected growth of our subscription service offerings; the scalability and security of our computer networks and hosting infrastructure for our subscription service offerings; risks associated with the privacy and protection of information while in our possession; potential increases in the rate of attrition of customers of our subscription service offerings; the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks or difficulties associated with expansion into new geographic markets; uncertain market acceptance of recently-introduced or future products and services; and risks associated with our financing and investment activities.

Please refer to the Company's public filings made with the Securities and Exchange Commission at www.sec.gov for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Concur Technologies, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,

	2014	2013	2014	2013
Revenue	$ 178,365	$ 138,710	$ 510,965	$ 388,878
Expenses:
Cost of operations	59,988	36,545	179,492	108,105
Sales and marketing	71,243	56,111	215,599	166,571
Systems development and programming	21,034	12,724	62,967	40,750
General and administrative	25,904	20,924	76,361	60,836
Revaluation of contingent consideration	(627)	(6,109)	(2,270)	(3,977)
Amortization of intangible assets	5,251	4,715	15,723	13,718
Total expenses	182,793	124,910	547,872	386,003
Operating income (loss)	(4,428)	13,800	(36,907)	2,875
Other income (expense):
Interest income	573	502	2,047	1,546
Interest expense	(11,133)	(6,870)	(33,016)	(16,966)
Gain (loss) from equity investments, net	13,291	(589)	11,025	(1,957)
Other, net	(192)	(22)	(1,006)	(583)
Total other income (expense)	2,539	(6,979)	(20,950)	(17,960)
Income (loss) before income tax	(1,889)	6,821	(57,857)	(15,085)
Income tax expense (benefit)	(1,663)	4,237	22,947	2,502
Consolidated net income (loss)	(226)	2,584	(80,804)	(17,587)
Less: loss attributable to noncontrolling interest	194	231	571	725
Net income (loss) attributable to Concur	$ (32)	$ 2,815	$ (80,233)	$ (16,862)
Net income (loss) per share attributable to Concur common stockholders:
Basic	$ —	$ 0.05	$ (1.42)	$ (0.30)
Diluted	$ —	$ 0.05	$ (1.42)	$ (0.30)
Weighted average shares used in computing net income (loss) per share:
Basic	56,876	55,845	56,505	55,506
Diluted	56,876	59,290	56,505	55,506

Concur Technologies, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2014	September 30, 2013
Assets
Current assets:
Cash and cash equivalents	$ 475,032	$ 301,696
Short-term investments	341,338	531,065
Accounts receivable, net of allowance of $4,846 and $3,567	126,791	106,587
Deferred tax assets, net	23,645	43,987
Deferred costs and other assets	59,757	55,341
Total current assets	1,026,563	1,038,676
Non-current assets:
Property and equipment, net	97,297	82,414
Investments	116,112	101,756
Deferred costs and other assets	61,735	51,082
Intangible assets, net	108,232	123,297
Deferred tax assets, net	4,566	3,255
Goodwill	330,698	324,454
Total assets	$ 1,745,203	$ 1,724,934
Liabilities and equity
Current liabilities:
Accounts payable	$ 16,588	$ 15,036
Customer funding liabilities	45,335	37,039
Accrued compensation	40,927	30,142
Acquisition-related liabilities	32	2,231
Acquisition-related contingent consideration	1,000	3,182
Other accrued expenses and liabilities	30,310	34,537
Deferred revenues	106,636	88,550
Convertible senior notes, net	275,868	265,426
Total current liabilities	516,696	476,143
Non-current liabilities:
Convertible senior notes, net	397,144	381,807
Deferred rent and other long-term liabilities	11,694	10,373
Deferred revenues	10,704	15,499
Tax liabilities	27,122	22,832
Total liabilities	963,360	906,654
Temporary equity: convertible senior notes	11,632	22,074
Equity:
Concur stockholders' equity:
Common stock, $0.001 par value per share	57	56
Authorized shares: 195,000
Shares issued and outstanding: 56,891 and 56,044
Additional paid-in capital	990,110	939,423
Accumulated deficit	(221,912)	(141,679)
Accumulated other comprehensive loss	491	(1,815)
Total Concur stockholders' equity	768,746	795,985
Noncontrolling interest	1,465	221
Total equity	770,211	796,206
Total liabilities, temporary equity and stockholders' equity	$ 1,745,203	$ 1,724,934

Concur Technologies, Inc
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Operating activities:
Consolidated net income (loss)	$ (226)	$ 2,584	$ (80,804)	$ (17,587)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Amortization of intangible assets	5,251	4,715	15,723	13,718
Depreciation and amortization of property and equipment	10,182	7,648	28,958	21,351
Accretion of discount and issuance costs on notes	8,719	4,913	25,779	11,312
Share-based compensation	16,990	14,684	67,066	46,131
Revaluation of contingent consideration	(627)	(6,109)	(2,270)	(3,977)
Deferred income taxes	(4,453)	4,769	19,903	1,552
Excess tax benefits from share-based compensation	(31)	(352)	(452)	(717)
Loss (gain) from equity investments	(13,291)	589	(11,025)	1,957
Payments of contingent consideration	—	—	—	(591)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(9,349)	(9,169)	(19,927)	(16,558)
Deferred costs and other assets	(5,325)	(3,769)	(9,396)	(8,114)
Accounts payable	1,335	(1,327)	3,087	334
Accrued liabilities	5,977	(1,197)	10,332	(12,507)
Deferred revenues	10,319	10,035	13,384	15,458
Net cash provided by operating activities	25,471	28,014	60,358	51,762
Investing activities:
Purchases of investments	(125,412)	(317,926)	(633,406)	(571,111)
Maturities of investments	257,752	137,465	822,795	349,950
Increase (decrease) in customer funding liabilities	(6,648)	2,910	8,029	11,039
Proceeds from sale of cost method investments	16,677	—	16,677	—
Investment in and loans to unconsolidated affiliates	(1,750)	—	(28,914)	(17,326)
Capital expenditures	(12,641)	(19,558)	(39,420)	(40,547)
Payments for acquisitions, net of cash acquired	(1,250)	—	(3,810)	(9,564)
Payments of contingent consideration related to acquisition of Etap	—	—	—	(1,266)
Net cash provided by (used in) investing activities	126,728	(197,109)	141,951	(278,825)
Financing activities:
Equity issuance costs	—	(120)	—	(120)
Proceeds from borrowings on convertible senior notes, net	—	474,949	—	474,949
Proceeds from warrants	—	23,753	—	23,753
Payments for convertible senior note hedges	—	(58,161)	—	(58,161)
Investments in consolidated joint venture by noncontrolling interest	—	619	1,809	619
Payments on repurchase of common stock	(484)	(450)	(925)	(651)
Net proceeds from share-based equity award activity	323	615	2,142	2,035
Proceeds from employee stock purchase plan activity	988	767	2,674	2,351
Minimum tax withholding on restricted stock awards	(3)	(15)	(31,988)	(19,362)
Excess tax benefits from share-based compensation	31	352	452	717
Payments of contingent consideration	—	—	—	(2,497)
Repayments on capital leases	(2,066)	—	(3,899)	—
Net cash provided by (used in) financing activities	(1,211)	442,309	(29,735)	423,633
Effect of foreign currency exchange rate changes on cash and cash equivalents	780	(701)	762	(1,891)
Net increase in cash and cash equivalents	151,768	272,513	173,336	194,679
Cash and cash equivalents at beginning of period	323,264	224,440	301,696	302,274
Cash and cash equivalents at end of period	$ 475,032	$ 496,953	$ 475,032	$ 496,953

Concur Technologies, Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(In thousands, except per share and margin data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Non-GAAP Revenue:
Revenue	$ 178,365	$ 138,710	$ 510,965	$ 388,878
Business operations divested or to be divested	(1,357)	—	(6,652)	—
Non-GAAP revenue	$ 177,008	$ 138,710	$ 504,313	$ 388,878

Operating income (loss):
Operating income (loss)	$ (4,428)	$ 13,800	$ (36,907)	$ 2,875
Income (loss) from operations as a % of total revenue (operating margin)	(2.5)%	9.9%	(7.2)%	0.7%
Add back:
Share-based compensation	16,990	14,684	67,066	46,131
Amortization of intangibles	5,251	4,715	15,723	13,718
Acquisition and other related costs	110	1,130	1,052	2,611
Revaluation of contingent consideration	(627)	(6,109)	(2,270)	(3,977)
Contingent consideration (included in compensation expense)	—	(3,981)	—	(2,906)
Noncontrolling interest joint venture	194	231	571	725
Business operations divested or to be divested	1	—	(453)	—
Non-GAAP operating income	$ 17,491	$ 24,470	$ 44,782	$ 59,177
Non-GAAP operating income as a % of total revenue (Non-GAAP operating margin)	9.9%	17.6%	8.9%	15.2%

Net income (loss) attributable to Concur:
Net income (loss) attributable to Concur	$ (32)	$ 2,815	$ (80,233)	$ (16,862)
Add back:
Share-based compensation	16,990	14,684	67,066	46,131
Amortization of intangibles	5,251	4,715	15,723	13,718
Acquisition and other related costs	110	1,130	1,052	2,611
Revaluation of contingent consideration	(627)	(6,109)	(2,270)	(3,977)
Contingent consideration (included in compensation expense)	—	(3,981)	—	(2,906)
Loss (gain) from equity investments	(13,291)	589	(11,025)	1,957
Accretion of notes discount	7,861	4,316	23,232	10,059
Income tax expense (benefit)	(1,663)	4,237	22,947	2,502
Business operations divested or to be divested	1	—	(453)	—
Non-GAAP pretax income attributable to Concur	$ 14,600	$ 22,396	$ 36,039	$ 53,233
Diluted net income (loss) per share attributable to Concur:
Diluted net income (loss) per share attributable to Concur	$ —	$ 0.05	$ (1.42)	$ (0.30)
Add back:
Share-based compensation	0.29	0.26	1.15	0.81
Amortization of intangibles	0.09	0.08	0.28	0.24
Acquisition and other related costs	—	0.02	0.02	0.05
Revaluation of contingent consideration	(0.01)	(0.10)	(0.04)	(0.07)
Contingent consideration (included in compensation expense)	—	(0.07)	—	(0.05)
Loss (gain) from equity investments	(0.22)	0.01	(0.18)	0.03
Accretion of notes discount	0.14	0.07	0.41	0.18
Income tax expense (benefit)	(0.04)	0.07	0.40	0.04
Business operations divested or to be divested	—	—	(0.01)	—
Non-GAAP pretax diluted income per share attributable to Concur	$ 0.25	$ 0.39	$ 0.61	$ 0.93

Shares used in calculation of GAAP and non-GAAP income (loss) per share:
GAAP basic shares	56,876	55,845	56,505	55,506

GAAP diluted shares	56,876	59,290	56,505	55,506
Adjustment for warrants associated with convertible senior notes	896	(1,715)	1,484	—
Adjustment for share based equity awards	1,354	—	1,548	1,684
Non-GAAP diluted shares	59,126	57,575	59,537	57,190

Concur Technologies, Inc.
Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
(In thousands, except per share and margin data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,

	2014	2013	2014	2013
Non-GAAP operating expense:
Cost of operations	$ 55,645	$ 35,120	$ 160,520	$ 102,425
Sales and marketing	63,610	52,371	184,561	146,678
Systems development and programming	18,819	11,835	54,194	36,101
General and administrative	21,244	14,866	59,746	44,355
Total	$ 159,318	$ 114,192	$ 459,021	$ 329,559
Non-GAAP operating margin *	9.9%	17.6%	8.9%	15.2%
Non-GAAP pretax diluted income per share attributable to Concur *	$ 0.25	$ 0.39	$ 0.61	$ 0.93

	Three Months Ended June 30,		Nine Months Ended June 30,

	2014	2013	2014	2013
Cost of operations	$ 59,988	$ 36,545	$ 179,492	$ 108,105
Less:
Share-based compensation	2,868	1,349	12,441	5,410
Acquisition and other related costs	—	2	—	4
Noncontrolling interest joint venture	117	74	332	266
Business operations divested or to be divested	1,358	—	6,199	—
Non-GAAP cost of operations	$ 55,645	$ 35,120	$ 160,520	$ 102,425

Sales and marketing	$ 71,243	$ 56,111	$ 215,599	$ 166,571
Less:
Share-based compensation	7,480	7,213	30,603	22,198
Contingent consideration (included in compensation expense)	—	(3,599)	—	(2,627)
Acquisition and other related costs	—	—	—	22
Noncontrolling interest joint venture	153	126	435	300
Non-GAAP sales and marketing	$ 63,610	$ 52,371	$ 184,561	$ 146,678

Systems development and programming	$ 21,034	$ 12,724	$ 62,967	$ 40,750
Less:
Share-based compensation	2,166	1,250	8,642	4,857
Contingent consideration (included in compensation expense)	—	(382)	—	(279)
Acquisition and other related costs	—	—	—	3
Noncontrolling interest joint venture	49	21	131	68
Non-GAAP systems development and programming	$ 18,819	$ 11,835	$ 54,194	$ 36,101

General and administrative	$ 25,904	$ 20,924	$ 76,361	$ 60,836
Less:
Share-based compensation	4,476	4,872	15,380	13,666
Acquisition and other related costs	110	1,128	1,052	2,582
Noncontrolling interest joint venture	74	58	183	233
Non-GAAP general and administrative	$ 21,244	$ 14,866	$ 59,746	$ 44,355

* Please refer to the reconciliation of GAAP to non-GAAP financial measures on previous page.

CONCUR TECHNOLOGIES, INC.

About Concur's Non-GAAP Financial Measures

This release contains non-GAAP financial measures. The tables above reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Concur's non-GAAP financial measures do not reflect a comprehensive system of accounting and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the Securities and Exchange Commission and not to rely on any single financial measure to evaluate our business.

Concur's management believes that its non-GAAP financial measures provide useful information to investors because it allows investors to view the business through the eyes of management. Further, Concur believes that its non-GAAP financial measures provide meaningful supplemental information regarding Concur's operating results because they exclude amounts that Concur excludes as part of its monitoring of operating results and assessing the performance of the business. In addition, Concur believes that its non-GAAP financial measures facilitate the comparison of results for current periods and the business outlook for future periods with results of past periods because the measures provide a special focus on the underlying operating performance of the business relative to expectations.

Concur presents the following non-GAAP financial measures in this release: non-GAAP revenues, non-GAAP operating income, non-GAAP operating margin, non-GAAP operating expense, non-GAAP pretax income, non-GAAP cost of operations, non-GAAP sales and marketing expenses, non-GAAP systems development and programming expenses, non-GAAP general and administrative expenses, non-GAAP diluted shares, and non-GAAP diluted pretax income per share. Concur excludes the following items as noted from these non-GAAP financial measures:

  Share-based compensation. Concur's non-GAAP financial measures exclude share-based compensation, which consists of expenses for restricted stock units ("RSU"). Concur excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that are not considered part of ongoing operating results when assessing the performance of our business. Excluding these amounts improves comparability of the performance of the business across periods.
  Amortization of intangible assets. In accordance with GAAP, operating expenses include amortization of acquired intangible assets such as customer relationships and technology. Concur excludes these items from its non-GAAP financial measures because they are typically static expenses that Concur does not consider part of ongoing operating results when assessing the performance of our business, and Concur believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.
  Acquisition and other related costs. Concur excludes the effects of acquisition and other related costs from its non-GAAP financial measures. Acquisition and other related costs include transaction fees, due diligence costs, travel expenses, and other one-time direct costs associated with strategic activity in which we may deploy capital. Such expenses are incurred in connection with our acquisitions and other strategic investments, which generally would not have otherwise been incurred in the periods presented as a part of our continuing operations. Concur also believes it is useful for investors to understand the effects of these items on our operations.
  Revaluation of contingent consideration. The authoritative guidance on business combinations requires contingent consideration to be recorded at fair value on the acquisition date. The authoritative guidance also requires that changes in the fair value of the contingent consideration subsequent to the acquisition date be recorded in the consolidated statements of operations.  Concur excludes from its non-GAAP financial measures the gains or losses from the fair value re-measurement of the contingent consideration in order to facilitate the comparison of post-acquisition operating results. Concur believes that it is useful for investors to understand the effects of these items on our operations.
  Contingent consideration (included in compensation expense). Concur's non-GAAP financial measures exclude contingent consideration included in compensation expense which relates to the cash payment to certain TripIt employees whose right to receive such payment is forfeited if they terminate their employment prior to the required service period. The contingent cash payment that these employees are entitled to receive is part of the consideration that all TripIt shareholders received from Concur in exchange for their TripIt shares.  As the contingent payment is subject to continued employment, GAAP requires that it be accounted for as compensation expense and such expense is subject to revaluation similar to the above mentioned "revaluation of contingent consideration." Concur excludes this item from its non-GAAP financial measures primarily because it is a component of the deal consideration and it is not considered part of ongoing operating results when assessing the performance of our business. The exclusion of these expenses facilitates the comparison of post-acquisition operating results.
  Noncontrolling interest joint venture. Noncontrolling interest joint venture includes income or loss from operations attributable to our joint venture partner and is excluded from the calculation of non-GAAP operating income because it is unrelated to our ownership in the venture.
  Loss (gain) from equity investments. Concur invests in the equity of privately-held companies accounted for under the cost or equity method of accounting.  Upon sale of such investments, Concur recognizes a gain or loss on the investment. Additionally, for investments under the equity method, Concur records its proportionate share of investee income or loss, and other adjustments required by the equity method. Concur's non-GAAP financial measures exclude the equity investment gains and losses from GAAP income because they are unrelated to our ongoing operations and are significantly impacted by factors outside our direct control.
  Accretion of note discount. In accordance with GAAP, interest expense on the convertible senior notes includes the accretion of the note discount, which is a non-cash expense that Concur does not consider part of ongoing operating results when assessing the performance of our business.
  Income tax expense (benefit). Concur excludes this expense (benefit) from certain non-GAAP financial measures primarily because it is largely a non-cash expense (benefit) that Concur does not consider a meaningful component of our operating results when assessing the performance of our business. The exclusion of this expense (benefit) facilitates the comparison of our business outlooks for future periods with the results from prior periods.
  Business operations divested or to be divested. Concur has divested certain businesses from prior acquisitions and expects to make additional divestures in the future. As Concur does not expect these business operations to contribute to Concur's ongoing operating results in the future, Concur believes it is useful for investors to understand the effects of these items on our current operating results.

Further, in the calculation of non-GAAP pretax income per share:

  Non-GAAP pretax income is calculated by excluding the impacts of the non-GAAP adjustments described above.
  Non-GAAP diluted shares are calculated by including the anti-dilutive impact of options to purchase shares of our own stock, which reduces the potential economic dilution upon conversion of our convertible senior notes. Under GAAP, the anti-dilutive impact of such call options ("Convertible Senior Notes Hedge") is not reflected in diluted shares. Concur includes the anti-dilutive impact of the Convertible Senior Notes Hedge, if any, in non-GAAP diluted shares because it is useful for investors to understand their economic effects.
  The dilutive effect of all unvested share-based awards, if any, are included in the calculation of non-GAAP pretax income per share.

Except as noted below, Concur believes that all of the following considerations apply equally to each of the non-GAAP financial measures that we present:

  Concur's management uses non-GAAP operating income (including the derived non-GAAP operating margin), non-GAAP operating expense, non-GAAP pretax income and non-GAAP diluted pretax income per share in internal reports used by management in monitoring and making decisions regarding Concur's business. For example, these measures are used in monthly financial reports prepared for management, and in quarterly reports to Concur's Board of Directors. Concur also uses non-GAAP pretax diluted income per share as a measure to determine executive cash incentive compensation.
  Because share-based compensation, amortization of intangible assets, accretion of discount on convertible senior notes and income tax expense (benefit) are largely non-cash in nature, Concur believes that non-GAAP operating income, non-GAAP operating expense, non-GAAP diluted shares, non-GAAP pretax income and non-GAAP diluted pretax income per share provide a more focused view of the operations of its business. In particular, share-based compensation amounts are difficult to forecast because the magnitude of the charges depends upon the volume and timing of RSU grants. Excluding these amounts improves comparability of the performance of the business across periods.
  The principal limitation of Concur's non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.
  To mitigate this limitation, Concur presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures.

About Concur

Concur is the leading provider of spend management solutions and services in the world, helping companies of all sizes transform the way they manage spend so they can focus on what matters most. Through Concur's open platform, the entire travel and expense ecosystem of customers, suppliers, and developers can access and extend Concur's T&E cloud. Concur's systems adapt to individual employee preferences and scale to meet the needs of companies from small to large. Learn more at http://www.concur.com or the Concur blog.

CONTACT: Press, Danielle Adams, Concur, 425-590-5085, Danielle.Adams@concur.com, or Investors, Todd Friedman, Concur, 415-734-4605, Todd.Friedman@concur.com